Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-106500, 333-106493, and 333-88984 on Form S-4 and Registration Statement Nos. 033-64984 and 333-61689 on Form S-3 of our report dated March 18, 2009 (August 14, 2009 as to the effects of the retrospective adjustment for the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, and the inclusion of Earnings Per Share information on the consolidated statements of operations and in Note 22) relating to the consolidated financial statements of Dole Food Company, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards for noncontrolling interests, fair value measurements, uncertainty in income taxes, planned major maintenance activities and retirement benefits), appearing in this Current Report on Form 8-K of Dole Food Company, Inc.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
August 14, 2009